SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 3)*

                                 Pervasip Corp.
                        (f/k/a Elec Communications Corp.)
                       -----------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    284739109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2009
                                 --------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1 (b)
         /X/ Rule 13d-1 (c)
         / / Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1 NAME OF REPORTING PERSON: Laurus Master Fund, Ltd. (in Liquidation)* S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0337673
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: PSource Structured Debt Limited
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON: Calliope Capital Corporation
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  57-1237865
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                      (b) /X/
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ---------- ------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
---------- ---------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,090,683 shares of Common Stock
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /X/
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           9.99%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           CO
---------- ---------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Erato Corp.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 57-1237862
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON: Laurus Capital Management, LLC
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-4150669
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                      (b) /X/
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- ---------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
---------- ---------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,090,683 shares of Common Stock
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /X/
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           9.99 %
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           OO
---------- ---------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV II, Corp.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 26-0811267
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens U.S. SPV I, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903266
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV I, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Capital Management, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903345
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) / /
                                                                      (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock.  *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Chris Johnson

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                                   (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON:  Russell Smith
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                     (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock.*
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON: David Grin

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                                   (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States and Israel
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON:  Eugene Grin
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                     (b) /X/
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------- ----------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock.*
SHARES       ---- --------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  3,090,683 shares of Common Stock. *
OWNED BY     ---- --------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    ---- --------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  3,090,683 shares of Common Stock. *
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,090,683 shares of Common Stock
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /X/
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.99 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------- ----------------------------------------------------------------------

*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109

Item 1(a).  Name of Issuer: Pervasip Corp. (f/k/a Elec Communications Corp.)

Item 1(b).  Address of Issuer's Principal Executive Offices:
            75 South Broadway, Suite 302
            White Plains, New York 10601

Item 2(a).  Name of Person Filing: Laurus Master Fund, Ltd. (in Liquidation)

            This Schedule 13G, as amended, is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Calliope Capital Corporation, a Delaware Corporation, Erato Corp., a Delaware corporation, PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey, Valens Offshore SPV II, Corp., a Delaware corporation, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV I, Ltd., a Cayman Islands company, Valens Capital Management, LLC, a Delaware limited liability company, Chris Johnson, Russell Smith, Eugene Grin and David Grin. Calliope Capital Corporation and Erato Corp. are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation). Laurus Master Fund, Ltd. (in Liquidation) is in official liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The Joint Official Liquidators have discretion over the management of Laurus Master Fund, Ltd. (in Liquidation) and the disposition of its assets, including the securities owned by Laurus Master Fund, Ltd. (in Liquidation) and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC, acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to Laurus Master Fund, Ltd. (in Liquidation) and its two feeder funds concerning their respective assets, including the securities owned by Calliope Capital Corporation and Erato Corp., reported in this Schedule 13G, as amended, subject to the oversight and preapproval rights of the Joint Official Liquidators and LCM's obligations to Laurus Master Fund, Ltd. (in Liquidation) under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007, as amended, restated, modified and/or supplemented); all of the foregoing subject to specific directions otherwise given by the Joint Official Liquidators at their discretion. PSource Structured Debt Limited is managed by Laurus Capital Management, LLC, subject to certain preapproval rights of the board of directors of PSource Structured Debt Limited. Valens Offshore I, Ltd., Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the shares owned by Calliope Capital Corporation and Erato Corp. (subject to the oversight and preapproval rights of the Joint Official Liquidators), PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and Valens Offshore SPV II, Corp. reported in this Schedule 13G, as amended. The Joint Official Liquidators share voting and investment power over the securities owned by Calliope and Erato. Information related to each of Laurus Capital Management, LLC, Valens Offshore SPV II, Corp., PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Capital Management, LLC, Calliope Capital Corporation, Erato Corp., Chris Johnson, Russell Smith, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b). Address of Principal Business Office or if none, Residence: c/o Laurus Capital Management, LLC, 335
            Madison Avenue, 10th Floor, New York, NY 10017

Item 2(c).  Citizenship:  Cayman Islands

Item 2(d).  Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).  CUSIP Number:  284739109

Item 3.     Not Applicable

Item 4.     Ownership:

        (a) Amount Beneficially Owned: 3,090,683 shares of Common Stock

        (b) Percent of Class: 9.99%

        (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 0 shares of Common Stock.*

            (ii) shared power to vote or to direct the vote: 3,090,683 shares of Common Stock. *

            (iii) sole power to dispose or to direct the disposition of: 0 shares of Common Stock. *

            (iv)  shared power to dispose or to direct the disposition of:
                  3,090,683 shares of Common Stock. *

Item 5.     Ownership of Five Percent or Less of a Class:
            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7.     Identification and Classification of Subsidiary Which Acquired the
            Securities:  Not applicable

Item 8.     Identification and Classification of Members of the Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

            By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------------
*Based on 27,888,379 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of Pervasip Corp. (f/ka/ Elec Communications Corp.), a New York corporation (the "Company") as of September 30, 2009, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2009. As of December 31, 2009, Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corp. ("Erato"), PSource Structured Debt Limited ("PSource"), Valens Offshore SPV I, Ltd. ("Valens Offshore I") and Valens Offshore SPV II, Corp.("Valens Offshore II" and together with Valens U.S., PSource, Calliope, Erato and Valens Offshore I, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,213,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,552,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments), (xi) a warrant (the "H-1 February 2009 Warrant") to acquire 15,370,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (xii) a warrant (the "H-2 February 2009 Warrant" and together with the H-1 February 2009 Warrant, the "February 2009 Warrants") to acquire 11,130,000 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xii) 41,288 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants and the February 2009 Warrants contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days prior notice and is automatically null and void following upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument), upon 75 days prior notice to the Company or upon receipt by the Investors of a Notice of Redemption (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the Later Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Company of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The 9.99% Issuance Limitation in the February 2009 Warrants may be waived by the Investors upon at least 61 days notice to the Company, so long as at such time, the Company has no indebtedness outstanding, and shall automatically become null and void following notice to the Issuer upon the occurrence and during the continuance of an event of default (as defined in the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (in Liquidation) (the "Fund"). The Fund is in liquidation under the supervision of the Grand Court of the Cayman Islands. The Joint Official Liquidators ("JOLs") are Chris Johnson and Russell Smith of Johnson Smith Associates Ltd. The JOLs have discretion over the management of the Fund and the disposition of its assets, including the securities owned by the Fund and its subsidiaries reported in this Schedule 13G, as amended. Laurus Capital Management, LLC ("LCM"), acting through its controlling principals, Eugene Grin and David Grin, provides day to day investment management services to the Fund and its two feeder funds concerning their respective assets, including the securities owned by Calliope and Erato reported in this Schedule 13G, as amended, subject to certain oversight and preapproval rights of the JOLs and LCM's obligations to the Fund under the Seventh Amended and Restated Investment Management Agreement of April 26, 2007 (as amended, restated, modified and/or supplemented from time to time); all of the foregoing subject to specific directions otherwise given by the JOLs at their discretion. PSource is managed by LCM, subject to certain preapproval rights of the board of directors of PSource. Valens Offshore I, Valens Offshore II and Valens U.S. are each managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by Erato and Calliope (subject to the oversight and preapproval rights of the JOLs), PSource, Valens U.S., Valens Offshore I and Valens Offshore II reported in this Schedule 13G, as amended. The JOLs share voting and investment power over the securities owned by Calliope and Erato.

CUSIP No. 284739109

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 12, 2010
                                    ----------------
                                    Date

                                    Laurus Master Fund, Ltd. (in Liquidation)

                                      /s/ Russell Smith
                                      -----------------------------------------
                                      Russell Smith
                                      Joint Official Liquidator (for the account
                                      of Laurus Master Fund, Ltd. and with no
                                      personal liability)
                                      February 12, 2010

CUSIP No. 284739109

APPENDIX A

A. Name: Laurus Capital Management, LLC, a Delaware limited liability company

   Business          335 Madison Avenue, 10th Floor
   Address:          New York, New York 10017

   Place of
   Organization:     Delaware

B. Name: Calliope Capital Corporation, a Delaware corporation

   Business          c/o Laurus Capital Management, LLC
   Address:          335 Madison Avenue, 10th Floor
                     New York, New York 10017
   Place of
   Organization:     Delaware

C. Name:             PSource Structured Debt Limited, a
                     closed-ended company incorporated with limited liability in Guernsey

   Business          c/o Laurus Capital Management, LLC
   Address:          335 Madison Avenue, 10th Floor
                     New York, New York 10017
   Place of
   Organization:     Guernsey

D. Name:             Erato Corp., a Delaware corporation

   Business          c/o Laurus Capital Management, LLC
   Address:          335 Madison Avenue, 10th Floor
                     New York, New York 10017
   Place of
   Organization:     Delaware

E. Name:             Valens Offshore SPV II, Corp., a Delaware corporation

   Business          c/o Valens Capital Management, LLC
   Address:          335 Madison Avenue, 10th Floor
                     New York, New York 10017
   Place of
   Organization:     Delaware

F. Name: Valens U.S. SPV I, LLC, a Delaware limited liability company

   Business          335 Madison Avenue, 10th Floor
   Address:          New York, New York 10017
   Place of
   Organization:     Delaware

G. Name:             Valens Offshore SPV I, Ltd., a Cayman Islands company

   Business          c/o Valens Capital Management, LLC
   Address:          335 Madison Avenue, 10th Floor
                     New York, New York 10017
   Place of
   Organization:     Cayman Islands

H. Name: Valens Capital Management, LLC, a Delaware limited liability company

   Business          335 Madison Avenue, 10th Floor
   Address:          New York, New York 10017

   Place of
   Organization:     Delaware

I. Name:             David Grin

   Business          335 Madison Avenue, 10th Floor
   Address:          New York, New York 10017

   Principal
   Occupation:       Principal of Laurus Capital Management, LLC

   Citizenship:      United States and Israel

J. Name:             Eugene Grin

   Business          335 Madison Avenue, 10th Floor
   Address:          New York, New York 10017

   Principal
   Occupation:       Principal of Laurus Capital Management, LLC

   Citizenship:      United States

K. Name:             Chris Johnson
   Business
   Address:          Elizabethan Square, 80 Shedden Road, George Town, Grand
                     Cayman, Cayman Islands KY1-1104
   Principal
   Occupation:       Managing Director, Johnson Smith Associates Ltd.

   Citizenship:      Cayman Islands

L. Name:             Russell Smith
   Business
   Address:          Elizabethan Square, 80 Shedden Road, George Town, Grand
                     Cayman, Cayman Islands KY1-1104
   Principal
   Occupation:       Director, Johnson Smith Associates Ltd.

   Citizenship:      Cayman Islands

CUSIP No. 284739109

Each of Laurus Capital Management, LLC, PSource Structured Debt Limited, Calliope Capital Corporation, Erato Corp., Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens Capital Management, LLC, Chris Johnson, Russell Smith, David Grin and Eugene Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

PSource Structured Debt Limited
Calliope Capital Corporation
Erato Corp.

By Laurus Capital Management, LLC,
individually and as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 12, 2010

Valens U.S. SPV I, LLC
Valens Offshore SPV I, Ltd.Valens Offshore SPV II, Corp.

By Valens Capital Management, LLC
individually and as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 12, 2010

/s/ Chris Johnson
-----------------------------------------
    Chris Johnson, on his individual behalf
    February 12, 2010

/s/ Russell Smith
-----------------------------------------
    Russell Smith, on his individual behalf
    February 12, 2010

/s/ David Grin
-----------------------------------------
    David Grin, on his individual behalf
    February 12, 2010

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin, on his individual behalf
    February 12, 2010